POWER OF ATTORNEY

I, Somasundhar Venkatasubramanian (Soma Venkat), hereby appoint Joanna M. Totsky and Denise Balog as alternate attorneys-in-fact, each having the full and lawful authority, individually, to execute and file in my name and on my behalf any forms, including amendments, that I am required to file pursuant to Section 16(a) of the Securities Exchange Act of 1934, and any and all amendments thereto; such forms and each such amendment to be in such form and to contain such terms and provisions as said attorneys shall deem necessary or desirable.  This Power of Attorney is effective as of the date hereof and may be revoked by me in writing at any time.

IN WITNESS WHEREOF, the undersigned has duly executed this instrument as of the 12th day of September 2021.

/s/ Somasundhar Venkatasubramanian
Somasundhar Venkatasubramanian
(Soma Venkat)

STATE OF MICHIGAN)
     ) ss
COUNTY OF WASHTENAW)

  On this 9/12/2021, before me, a Notary Public in and for said county, personally appeared Somasundhar Venkatasubramanian (Soma Venkat) to me known, who, being by me duly sworn, executed the attached Power of Attorney in my presence, acknowledging that he acted of his own free will and deed.

/s/ Tobin C. Darnell
Notary Public
My Commission Expires: 4/4/2025